For:	Alamo Group Inc.

Contact:	Edward Rizzuti
EVP Corporate Development & Investor Relations
830-372-9600

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. TO ACQUIRE PETERSEN INDUSTRIES, EXPANDING ITS
INDUSTRIAL EQUIPMENT PRODUCT OFFERING

SEGUIN, Texas, December 10, 2025 -- Alamo Group Inc. (NYSE: ALG), a leading global manufacturer of high-quality industrial and vegetation management equipment, today announced that it has signed a definitive agreement to acquire Petersen Industries, Inc. (“Petersen”), an innovative manufacturer of truck-mounted grapple loader equipment for a purchase price of $166.5 million. The purchase price, which is subject to customary post-closing adjustments, will be financed with a combination of cash on hand and availability under Alamo Group’s credit facility. When adjusted for the present value of expected tax benefits, the purchase price is approximately $150 million. The price represents approximately 7.9x earnings before interest, taxes, depreciation and amortization (EBITDA), not including expected positive run-rate synergies. Upon closing, Petersen will become part of Alamo Group’s Industrial Equipment Division.
Petersen is the market leader in providing high-quality grapple truck loaders to governmental end-customers for the handling of bulky waste collection. Since its founding more than 65 years ago, Petersen has been at the forefront of innovation in bulky waste collection. Petersen products have transformed how municipalities, public works departments, and private haulers handle large and difficult-to-manage waste, making the process safer, faster, and more efficient. The company, based in Lake Wales, Florida, achieved annual revenue of approximately $75 million in 2024.
Robert Hureau, Alamo Group’s President and Chief Executive Officer, stated “We are very excited about the prospect of joining Petersen to the Alamo Group family of companies. This acquisition nicely ties to our strategy of acquiring profitable companies with innovative and attractive product portfolios that are market leaders serving stable, steadily growing, end-markets. We believe Petersen products will fit very nicely within our product offering, and under Alamo Group ownership we believe we can unlock significant future cost savings and revenue growth as we integrate the company into our supply chain and dealer networks and expand potential applications for Petersen products.”
Mr. Casey Hardee, CEO and owner of Petersen, said “since Sam Petersen and I purchased the company in 2012 from its original founder, our team of highly qualified and dedicated people helped us build upon the strong foundations of the company to make many innovative improvements which led to rapid growth and success in the industry. I fully anticipate the company will continue on its current path producing essential high-quality products while achieving even greater success under Alamo Group ownership.”
The Company anticipates completing the transaction during the first quarter of 2026, subject to regulatory approval and customary closing conditions. The acquisition is expected to be accretive to Alamo Group’s growth and margins and to deliver solid recurring revenue from its aftermarket parts and services offerings. D.A. Davidson & Co. served as financial advisor and Dykema Gossett PLLC served as legal advisor to Alamo Group Inc.

About Alamo Group
Alamo Group is a leading global manufacturer of high-quality industrial and vegetation management equipment essential for public and private infrastructure maintenance and responsible land management practices. Our products include vacuum trucks, hydro-excavator machines, street sweepers, snow and ice removal equipment, truck and tractor-mounted mowing attachments, recycling and tree care equipment, and other industrial and vegetation maintenance equipment, and related after-market parts and services. The Company, founded in 1969, operates 27 plants in North America, Europe, Australia, and Brazil as of September 30, 2025.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, failure to effectively integrate acquired companies, unanticipated acquisition results, increasing costs due to inflation, disease outbreaks, geopolitical risks, including tariffs, trade wars and the effects of the war in Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.